EXHIBIT 99.4

OPENWAVE SYSTEMS INC.

STOCK OPTION AGREEMENT

1.        Grant of Option. Openwave Systems Inc., a Delaware corporation (the “Company”), hereby grants to Optionee (“Optionee”) named in the corresponding Notice of Stock Option Grant (including any exhibits thereto, the “Notice”), an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per share (the “Exercise Price”) set forth in the Notice, subject to the terms, definitions and provisions of the Openwave Systems Inc. 2006 Stock Incentive Plan, which is incorporated herein by reference, and the terms of this Stock Option Agreement (including any exhibits hereto, the “Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

2.        Exercise of Option. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice so long as Optionee continues as an Employee, Director or Consultant, as the case may be, and with the provisions of the Plan as set forth below. A change in status of Optionee from his or her status at the time of grant or during the term of the Option (e.g. Optionee is a Consultant at the time of grant and who subsequently becomes an Employee or (ii) Optionee is an Employee at the time of grant and who subsequently becomes a Consultant) shall be deemed a termination of employment or service with the Company at the time of such change in status; provided, however, that a change in status of Optionee from his or her status at the time of grant or during the term of the Option whereby (i) Optionee is an Employee and a Director and who subsequently becomes a non-Employee Director or (ii) Optionee is a non-Employee Director and who subsequently becomes an Employee and a Director shall not be deemed a termination of employment or service with the Company. Upon a termination of employment or service, unless otherwise provided by the Administrator in its sole discretion, vesting of the Shares shall immediately cease in full.

(a)        Right to Exercise.

(i)        The Option may not be exercised for a fraction of a Share.

(ii)        In the event of Optionee’s death, disability or other termination of employment or service with the Company, the exercisability of the Option is governed by Sections 5, 6, and 7 below, subject to the limitation contained in subsection 2(a)(i).

(iii)        In no event may the Option be exercised after the Expiration Date as set forth in the Notice.

(iv)        If this Option is designated as an Incentive Stock Option in the Notice, in the event that the Shares subject to the Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary) that become exercisable in any calendar year have an aggregate Fair Market Value (determined for each Share as of the Date of Grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with the terms of the Plan. An “Incentive Stock Option”

is a stock option that is intended, as such intention is designated in the Notice, to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(b)        Method of Exercise.

(i)        The Option shall be exercisable by (i) delivery of a written notice (in the form attached hereto as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan or (ii) if permitted by the Company in its sole discretion, by executing a “same day sale” through the Company’s designated broker. The written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the stock option administrator of the Company and shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. The Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by payment of such aggregate Exercise Price or, if permitted by the Company, by Optionee’s execution of a “same day sale” with the Company’s designated broker.

(ii)        As a condition to the exercise of the Option, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the exercise of the Option or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii)        No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all relevant provisions of Applicable Laws and the Company’s tax withholding obligations set forth in Section 2(b)(ii) above have been satisfied. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Exercised Shares.

3.        Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Optionee:

(i)        cash;

(ii)        check; or

(iii)        delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company by the broker of the sale proceeds required to pay the aggregate Exercise Price (i.e., a “same day sale”).

4.        Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Laws. Furthermore, the Company, in its sole discretion, may prohibit you from executing a “same day sale” pursuant to Section 3(iii) above with respect to the Option regardless of any other provision of this Agreement or the related Notice or other agreement or document relating to this Option.

5.        Termination of Relationship.

(i) In the event of the termination of Optionee’s employment or service with the Company (including a change in status that is deemed a termination of employment or service as described in Section 2 above), Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise the Option during the Termination Period set out in the Notice. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

(ii) In the event of a change in status that is not deemed to be a termination of employment or service with the Company (in accordance with Section 2 above), this Option shall continue in full force and effect, and the Shares subject to this Option shall continue to vest in accordance with the Vesting Schedule set out in the Notice.

(iii) Notwithstanding the foregoing, if Optionee’s employment or service with the Company is terminated for Cause, the Option immediately shall terminate. “Cause” shall be defined as in Exhibit B.

6.        Disability of Optionee. Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee’s employment or service with the Company as a result of Optionee’s Disability, Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Notice), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise the Option within the time specified herein, the Option shall terminate. If this Option qualifies as an Incentive Stock Option and Optionee’s Disability does not satisfy the definition of “disability” set forth in Section 422(c) of the Code, and if Optionee fails to exercise this Option within three (3) months from the date of termination of employment, this Option shall be treated for federal income tax purposes as a Nonstatutory Stock Option. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

7.        Death of Optionee. In the event of the death of Optionee, the Option may be exercised at any time within eighteen (18) months following the date of Optionee’s death (but in no event later than the date of expiration of the term of the Option as set forth in Section 9 below), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, or by the laws of descent and distribution or by a beneficiary designated to exercise the Option upon Optionee’s death pursuant to Section 8, but only to the extent Optionee could exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of such termination, or if Optionee’s estate or the person who acquired the right to exercise the Option by bequest, inheritance or the laws of descent and distribution, or pursuant to Optionee’s designation of a beneficiary (pursuant to Section 8 below), does not exercise the Option within the time specified herein, the Option shall terminate.

8.        Non-Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. Notwithstanding the foregoing, Optionee may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a beneficiary who, in the event of the death of Optionee, shall thereafter be entitled to exercise the Option. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

9.        Term of Option. The Option may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement. If this Option is designated in the Notice as Incentive Stock Option, this Option shall be subject to any applicable limitations on its term as imposed under the Plan or the Applicable Laws.

10.        Corporate Transactions. In the event of a proposed merger or consolidation of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, in either case resulting in a successor to the business of the Company (either such transaction, a “Corporate Transaction”), this Option shall be treated as set forth on Exhibit B.

11.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of California.

12.        Whole Agreement. The Plan and Notice are hereby incorporated by reference and made a part hereof. The Option and this Agreement shall be subject to all terms and conditions of the Plan and the Notice. Optionee acknowledges that the Notice, this Agreement and the Plan set forth the entire understanding between Optionee and the Company regarding the terms and conditions of this Option and supersede all prior oral and written agreements on the subjects set forth herein, except as, and only to the extent that, such other agreements are expressly incorporated by reference herein.

13.        Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto, except that the Company may unilaterally amend the Option prior to the occurrence of a Change in Control so long as any such amendment shall not materially adversely affect Optionee’s rights or materially increase Optionee’s obligations under this Option.

14.        Rights as a Stockholder. Neither Optionee nor any of Optionee’s successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to the Option until the date of issuance of a stock certificate for such Shares or the date the Shares are electronically delivered to Optionee’s brokerage account.

The signatures of the Company and Optionee on the Notice bind each such party to the terms of this Agreement.

EXHIBIT A

OPENWAVE SYSTEMS INC. EXERCISE NOTICE

Optionee Name:	Social Security #:
Home Address:	Daytime Phone Number:

Option(s) Exercised:

Plan	Grant Number	Grant Date	NQ** or ISO?	(1) x Grant Price Per Share	(2) = Number of Shares To be exercised	(3) Total Exercise Option Price
				$		$
				$		$
				$		$
				$		$
				$		$
					Subtotal:	$
					** Total NQ Taxes Due:	$
				Totals		$

Payment and Issuance Instructions:

Attached is my check #              in the amount of $                     to pay for the exercise of my stock option as listed above.

Issue the shares as designated below:

☐ My E*TRADE account	OR ☐ Mail a certificate to my home address

Account #:

☐ My Credit Suisse account

Account #:

Representations:

Initial	I do NOT have access to, nor am I aware of, any material non-public information regarding Openwave Systems Inc., which could or has influenced my decision to purchase and/or sell this stock.
Initial	I hereby agree to notify Openwave Systems Inc. upon the transfer/sale of my shares acquired under any ISO exercise and agree to hold harmless Openwave Systems Inc. regarding the reporting of income subject to the transfer/sale of these shares. I am not relying on Openwave Systems Inc. or E*TRADE Business Solutions Group for any tax advice.

FOR EXECUTIVE OFFICERS AND DIRECTORS ONLY

    I AM an executive officer and/or director of Openwave Systems Inc. and by signing this exercise notice I acknowledge and agree that I (i) have reviewed my transactions relative to Section 16, (ii) understand that I am required to file a Form 4 within two business days after this transaction, and (iii) understand that I am an “affiliate” of Openwave Systems and so long as I continue to be an affiliate, any shares of Openwave’s common stock acquired upon exercise of this option that I wish to sell will need to comply generally with the requirements of Rule 144 promulgated under the Securities Act of 1933 (except for the holding period requirements of Rule 144(d)).

The undersigned holder of the stock option(s) described above irrevocably exercises such option(s) as set forth and herewith makes payment therefore, all at the price and on the terms and conditions specified in the stock option agreement(s) pertaining to the option(s) exercised.

INSTRUCTIONS: Mail or otherwise deliver this completed exercise form and check, made payable to:

Openwave Systems Inc. at 2100 Seaport Blvd., Redwood City, CA 94063, Attn: Stock Administration Dept.

Optionee Signature	Date

EXHIBIT B

TREATMENT UPON A CORPORATE TRANSACTION

In the event of a Corporate Transaction in which there is a successor to the business of the Company, this Option will be assumed or an equivalent option will be substituted by the successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume this Option or to substitute an equivalent option, in which case this Option will terminate upon the consummation of the Corporate Transaction.

Without limiting the preceding paragraph, and except as otherwise explicitly set forth below, if the Company consummates a Corporate Transaction that constitutes a Change of Control (as defined below), and if at any time during the period commencing one (1) month prior to the effective time of such Change of Control and ending twelve (12) months after the effective time of such Change of Control, Optionee’s service with the Company (or the successor thereto) terminates either (i) due to an involuntary termination by the Company (or the successor thereto) of Optionee’s service relationship with the Company (or the successor thereto) without “Cause” (as defined below), or (ii) due to a voluntary termination of Optionee’s service relationship with the Company by Optionee within three (3) months of the occurrence of an event constituting “Good Reason” (as defined below), then, subject to Optionee’s timely execution and delivery of an effective release of all claims in favor of the Company (and the successor thereto), as of the date of termination of service (and provided that, at such time, this Option continues in full force or the successor has assumed this Option or substituted an equivalent award), 100% of the unvested portion of the Option shall become fully vested and exercisable to the extent not previously vested or exercisable. In no event shall a termination of employment or other service relationship on account of death or Disability constitute a termination without Cause or a voluntary termination with Good Reason.

Notwithstanding the foregoing, if this Option is, as of the Date of Grant, subject to an individual employment agreement, severance plan or employee benefit policy that provides for accelerated vesting of this Option in connection with a Corporate Transaction which constitutes a Change of Control (any such understanding or agreement, each an “Acceleration Agreement,” is incorporated by reference herein) on terms more favorable to Optionee than those set forth in this Exhibit B, and provided such Acceleration Agreement continues in full force and effect as of the day immediately prior to the effective date of the Change of Control, this Option shall be subject to acceleration of vesting only as provided in the Acceleration Agreement. If the Acceleration Agreement provides for the acceleration of vesting of this Option upon a Change of Control on terms (the “Terms”) equal to or less favorable than the terms set forth in this Exhibit B, then the terms set forth in this Exhibit B shall supersede and replace in their entirety the Terms. In no event will this Option be subject to acceleration of vesting upon a termination of Optionee’s service relationship with the Company in connection with a Change of Control pursuant to both Exhibit B and the Acceleration Agreement.

In the event that any amount of compensation related to the accelerated vesting of the Option (“Option Acceleration”) pursuant to this Exhibit B would (i) constitute a “parachute payment” (“Parachute Payment”) within the meaning of Section 280G of the Code and (ii) contribute to the Optionee becoming subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, local or foreign excise tax (such excise tax, together with any interest and penalties, is hereinafter referred to as the “Excise Tax”), then, subject to the provisions of the following paragraph, either (A) a percentage of the unvested portion of the Option shall not vest and shall not be exercisable, or (B) 100% of the unvested portion of the Option shall vest in full and become fully exercisable to the extent not previously vested or exercisable, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Optionee, on an after-tax basis, of the greatest amount of Option Acceleration hereunder, notwithstanding that all or some portion of the Option Acceleration may be subject to the Excise Tax. Unless the Company and Optionee otherwise agree in writing, any determination required under this paragraph shall be made by independent tax accountants or counsel designated by the Company in its reasonable discretion (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon Optionee and the Company for all purposes. For purposes of making the calculations required under this paragraph, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Optionee shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this paragraph. In the event that a portion of any Option shall not vest and shall not be exercisable, then based on the information provided to Optionee and the Company by Independent Tax Counsel, the unvested portion of an Option which shall not vest and which shall not be exercisable shall be that portion of an Option (or Options) that will generate the greatest amount of Parachute Payment. If the Internal Revenue Service (the “IRS”) determines that Option Acceleration is subject to the Excise Tax, then the provisions of the next paragraph hereof shall apply, and the enforcement of such provisions shall be the exclusive remedy to the Company.

If, notwithstanding the fact that a percentage of the unvested portion of the Option shall not vest and shall not be exercisable in accordance with the terms of the preceding paragraph (or in the absence of any such reduction), the IRS determines that Optionee is liable for the Excise Tax as a result of the receipt of Option Acceleration, then Optionee shall be obligated to pay back to the Company, within 30 days after a final IRS determination, an amount of such Option Acceleration equal to the “Repayment Amount.” The Repayment Amount with respect to such Option Acceleration shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Optionee’s net proceeds with respect to such Option Acceleration (after taking into account the payment of the Excise Tax imposed on such Option Acceleration) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Option Acceleration shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Option Acceleration. The Optionee may also request that the Company recalculate the amount of Option Acceleration according to the terms of the preceding paragraph based on all of the facts and circumstances and interpretations of applicable tax law in effect at that time in order to adjust the amount of Option Acceleration in order to achieve the intent of the parties that Optionee receive on an after-tax basis the greatest amount of Option Acceleration hereunder. If the Excise Tax is not eliminated pursuant to this paragraph, Optionee shall pay the Excise Tax.

As used in this Exhibit B, the following terms have the following meanings:

“Cause” shall mean (i) persistent or gross negligence or willful misconduct in the performance of Optionee’s duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Company. Notwithstanding the foregoing, if Optionee is a party to an employment agreement with the Company that contains a different definition of “Cause,” then the definition contained in such employment agreement shall apply.

“Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

“Good Reason” means that one or more of the following are undertaken by the Company without Optionee’s written consent: (i) the significant reduction of Optionee’s duties, authority or responsibilities relative to Optionee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Optionee of such reduced duties, authority or responsibilities; provided, however, that a mere change in Optionee’s title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a reduction by the Company in the base salary of the Optionee as in effect immediately prior to such reduction, except as part of a one-time proportional reduction of the base salaries of all or substantially all of the Company’s employees that does not exceed ten (10) percent; (iii) a material reduction by the Company in the kind or level of health and welfare, retirement and similar employee benefits, to which Optionee was entitled immediately prior to such reduction (hereinafter referred to as “Benefit Plans”), or a material increase in Optionee’s cost for the Benefit Plans (except an annual increase that is applicable to substantially all employees of the Company which does not exceed twenty-five (25) percent), with the result that Optionee’s overall benefits package is significantly reduced; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for Optionee’s participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) the relocation of Optionee to a facility or a location more than twenty-five (25) miles from Optionee’s then present location without Optionee’s consent; or (v) a material breach by the Company of any provision of the Plan or any other material agreement between Optionee and the Company concerning the terms and conditions of Optionee’s employment that the Company fails to cure within ten (10) business days of receiving written notice from Optionee. Notwithstanding the foregoing, if Optionee is a party to an employment agreement with the Company that contains a different definition of “Good Reason,” then the definition contained in such employment agreement shall apply.